ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708

	Filed in the office of Ross Miller Secretary of State State of Nevada	20110736905-84
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)		10/13/11 9:55 AM
E0134732006-8

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:
Highland Business Services, Inc.

2.	The articles have been amended as follows:
Article I:
The name of the corporation shall be changed from Highland Business Services, Inc., to Elevate, Inc.

Article III:
The number of shares with a par value: 100,000,000 total authorized shares.
Par Value per share: $0.001
Number of shares without par value: none

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:     61.05%

4.	Effective date of filing: (optional)

5.	Signature: (required)

X/S/ Wright Thurston
Signature of Officer